                                                                      Exhibit 4f

                       FIFTH AMENDMENT TO CREDIT AGREEMENT


         THIS FIFTH AMENDMENT TO CREDIT AGREEMENT ("this Fifth Amendment") is made and entered into as of the 7th day of March, 2003, by and among BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (the "Parent"), and BRUSH WELLMAN INC., an Ohio corporation and a wholly owned subsidiary of the Parent ("Brush Wellman" and, collectively with the Parent, the "Borrowers", with each being a "Borrower"); the LENDERS listed on the signature pages of this Fifth Amendment (collectively, the "Lenders"); and NATIONAL CITY BANK, a national banking association, as one of the Lenders, as the Lender under the Swing Line Revolving Facility (herein, together with its successors and assigns, the "Swing Line Lender"), and as Administrative Agent for the Lenders (the "Administrative Agent") under the Credit Agreement (hereinafter defined).

                                    RECITALS:

         A. The Borrowers, the Lenders, the Swing Line Lender and the Administrative Agent, are parties to that certain Credit Agreement dated as of June 30, 2000, as amended by a First Amendment dated as of March 30, 2001, a Second Amendment dated as of September 28, 2001, a Third Amendment dated as of December 31, 2001, and a Fourth Amendment dated as of January 29, 2003 (collectively, the "Credit Agreement"), pursuant to which, among other things, the Lenders agreed, subject to the terms and conditions thereof, to lend to the Borrowers up to Sixty-five Million Dollars ($65,000,000) from time to time.

         B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

         C. As of the close of business on March 6, 2003, the aggregate unpaid principal balance of the General Revolving Credit Loans was $30,840,000, the aggregate unpaid principal balance of the Swing Line Revolving Loans was $4,210,000, and the aggregate undrawn amount of Letters of Credit outstanding was $3,311,300.

         D. Subject to the terms and conditions of this Fifth Amendment, the Borrowers, the Lenders, the Swing Line Lender and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth.

                                   AGREEMENTS:

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

         1. AMENDMENTS TO THE CREDIT AGREEMENT. Subject to the terms and conditions of this Fifth Amendment, including, without limitation, Section 2, below, the Credit Agreement is hereby amended as follows:

         A. The following definitions are added to Section 1.1 (Definitions) of the Credit Agreement in proper alphabetical order:

             "EXCESS CASH FLOW" shall mean for any period, an amount (but in no event less than $-0-) equal to Consolidated EBITDA for such period, minus the aggregate of (i) Consolidated Interest Expense for such period, (ii) scheduled or mandatory repayments, prepayments and redemptions of principal Indebtedness, on a consolidated basis, due and payable during such period (other than the Loans), (iii) Consolidated Capital Expenditures permitted by this Agreement and made during such period (other than Consolidated Capital Expenditures made with the proceeds of Indebtedness, other than Loans), and (iv) payments made during such period with respect to taxes based on the net income of the Borrowers and the Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto).

             "LIQUIDITY RESERVE" shall mean, upon the effectiveness of the Fifth Amendment to this Agreement, Five Million Dollars ($5,000,000) and on any date thereafter, an amount equal to (i) $5,000,000, plus
         (ii) the aggregate amount of all Mandatory Reductions effective on or prior to such date.

             "MANDATORY REDUCTIONS" shall mean, collectively, the aggregate of any and all reductions in the Total General Revolving Commitment effective after the effectiveness of the Fifth Amendment to this Agreement (a) pursuant to clause (i) of the first sentence of section 4.2(b) of this Agreement by reference to any mandatory prepayment of Loans made pursuant to section 5.2(d) of this Agreement and (b) pursuant to clause (ii) of the first sentence of section 4.2(b) of this Agreement by reference to Excess Cash Flow for the Parent's fiscal year ending December 31, 2003.

         B. The definitions of "Borrowing Base", "Cash Proceeds", "Maturity Date", and "Net Cash Proceeds" in Section 1.1 (Definitions) of the Credit Agreement are amended and restated in their entirety to provide, respectively, as follows:

            "ASSET SALE" shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of a Borrower or any Subsidiary, but excluding sales of Inventory in the ordinary course of business of a Borrower or any Subsidiary) by a Borrower or any Subsidiary to any person of any of their respective assets.

            "BORROWING BASE" shall mean at any time and from time to time, an amount equal to (a) the aggregate of:

            (i) an amount equal to eighty-five percent (85%) of the face value of the Eligible Accounts at such time, as reflected on the most recent Borrowing Base
                     Certificate,

            (ii) the lesser of (a) $40,000,000 and (b) an amount equal to fifty percent (50%) of the value (at the lower of cost or market value) of the Eligible Inventory at such time, as reflected on the most recent Borrowing Base Certificate; and

            (iii)    the Equipment Amount at such time,

         minus, (b) the Liquidity Reserve at such time.

            "CASH PROCEEDS" shall mean, with respect to any event or transaction of the type described in any of clauses (a), (b) and (c) of the definition of Net Cash Proceeds, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such event or transaction, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrowers and/or any Subsidiary from such event or transaction.

            "MATURITY DATE" shall mean April 5, 2004, or such earlier date on which the Total Commitment is terminated.

            "NET CASH PROCEEDS" shall mean, (a) with respect to any Asset
         Sale, the Cash Proceeds resulting therefrom net of (i) reasonable and customary expenses of sale incurred in connection with such Asset Sale (including, without limitation, sales commissions and legal, accounting, broker and investment banking fees), and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated by the Parent to be payable by such person, as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale and (ii) incremental income taxes paid or payable as a result thereof, (b) with respect to any sale or issuance of equity or debt securities or other incurrence of Indebtedness by a Credit Party, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred as a consequence of such sale, issuance or incurrence (including, without limitation, sales and underwriter's commissions, up-front fees and placement fees), and (c) with respect to any destruction, governmental taking or other involuntary disposition of property, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred as a consequence of such disposition and the claim for and collection of such Cash Proceeds, and all state, and local taxes paid or reasonably estimated by the Parent to be payable by such person, as a consequence of such disposition and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of such disposition and required to be, and which is, repaid under the terms thereof as a result of such disposition.

         C. The definition of "Permitted Master Copper Lease Agreements" in
Section 1.1 (Definitions) of the Credit Agreement is amended by deleting therefrom the words and sum "an amount greater than $15,000,000" and inserting therein the sum "$10,000,000" in their stead.

         D. The definition of "Permitted Precious Metal Consignments" in
Section 1.1 (Definitions) of the Credit Agreement is amended by deleting therefrom the sum "$70,000,000" and inserting therein the sum "$50,000,000" in its stead.

         E. Clause (ii) of Section 2.1(a) (General Revolving Facility) is amended and restated in its entirety to provide as follows:

         (ii) shall be made only in U.S. Dollars or in the case of Eurodollar Loans, may be made in an Alternative Currency, so long as such Loan in an Alternative Currency (A) is in replacement of a then maturing outstanding Loan in an Alternative Currency, (B) is in the same or a lesser principal amount as the Loan that it replaces, and (C) is in the same Alternative Currency as the Loan that it replaces,

         F. Section 2.8(h) (Interest Margins) of the Credit Agreement is amended and restated in its entirety to provide as follows:

             (h) INTEREST MARGINS. As used herein, the term "APPLICABLE PRIME RATE MARGIN", as applied to any Loan which is a Prime Rate Loan, means two hundred fifty (250) basis points per annum; and the term "APPLICABLE EURODOLLAR MARGIN", as applied to any General Revolving Loan which is a Eurodollar Loan, means four hundred (400) basis points per annum.

         G. Clause (i) of Section 2A.1(b) (Letters of Credit) of the Credit Agreement is amended by deleting therefrom the sum "$5,000,000" and inserting therein the sum "$10,000,000" in its stead.

         H. The following provision is added as a new Section 3.4 of the Credit Agreement immediately following Section 3.3 and preceding Section 4:

             3.4 INCREMENTAL FEES. The Borrowers agree to pay to the Administrative Agent, for the account of each Non-Defaulting Lender that has a General Revolving Commitment, a fee (each an "Incremental Fee") (i) on each of June 30, 2003 and September 30, 2003, in an amount equal to twelve and one-half (12.5) basis points, times the General Revolving Commitment of such Non-Defaulting Lender on such date, whether used or unused, and (ii) on February 28, 2004, in an amount equal to twenty-five (25) basis points, times the General Revolving Commitment of such Non-Defaulting Lender on December 31, 2003, whether used or unused; provided, however, that (i) although the Incremental Fee payable on February 28, 2004 shall be deemed earned in full on December 31, 2003, if Consolidated EBITDAR for the Parent's fiscal year ending December 31, 2003 is at least $28,000,000, payment of one-half (1/2) of such Incremental Fee shall be waived by each Lender, (ii) no Incremental Fee shall be payable on any of the foregoing dates if, prior to such date, the Liquidity Reserve has been increased by Mandatory Reductions aggregating at least $10,000,000, and (iii) if, pursuant to Section 10.2, below, the maturity of the Loans and other Obligations is accelerated, all of the foregoing scheduled Incremental Fees not theretofore paid shall be due and payable in full upon such acceleration and shall be computed on the General Revolving Commitment of each Non-Defaulting Lender on such date of acceleration.

         I. Section 4.2(b) (Mandatory Termination/Adjustments of Commitments, etc.) of the Credit Agreement is amended and restated in its entirety to provide as follows:

             (b) The Total General Revolving Commitment shall be permanently reduced, without premium or penalty, (i) at the time that any mandatory prepayment of General Revolving Loans would be made pursuant to section 5.2(d) if General Revolving Loans were then outstanding in the full amount of the Total General Revolving Commitment then in effect (and no Swing Line Revolving Loans were then outstanding), in an amount equal to the required prepayment of principal of General Revolving Loans which would be required to be made in such circumstance and (ii) on and after the date that is fifteen (15) days after the date on which the Borrowers deliver to the Lenders and the Administrative Agent the audited financial statements of the Parent and its Subsidiaries for their fiscal year ending December 31, 2003 pursuant to Section 8.1(a) of this Agreement, in an amount equal to seventy-five percent (75%) of Excess Cash Flow for the Parent's fiscal year ending December 31, 2003. Any such reduction shall apply to reduce proportionately and permanently the General Revolving Commitment of each of the Lenders. Unless the Borrowers theretofore have provided notice to the Administrative Agent pursuant to any other provision of this Agreement, the Borrowers will provide at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), of any reduction of the Total General Revolving Commitment pursuant to this section 4.2(b), specifying the date and amount of the reduction.

         J. Section 5.2(d) (Certain Proceeds of Asset Sales) of the of the Credit Agreement is amended and restated in its entirety to provide as follows:

            (d) CERTAIN PROCEEDS OF ASSET SALES, EQUITY SALES, DEBT AND OTHER DISPOSITIONS.

                  (i)     If at any time, a Borrower or any Subsidiary receives:

                  (A) Net Cash Proceeds of an Asset Sale (or series of related Asset Sales) in an aggregate amount greater than $250,000, then on the date of receipt thereof, an amount equal to 100% of the Net Cash Proceeds in excess of such amount from such Asset Sale (or such series) shall, immediately upon receipt, be paid to the Administrative Agent and applied as a mandatory prepayment of principal of first, Swing Line Revolving Loans and, SECOND, after Swing Line Revolving Loans have been paid in full, General Revolving Loans (provided that if a Default or Event of Default shall then exist, all Net Cash Proceeds from such Asset Sale (or such series) shall be prepaid and applied as aforesaid);

                  (B) Net Cash Proceeds of any sale or issuance of equity or debt securities or other incurrence of Indebtedness (other than (I) Obligations, (II) credit or metals availability under Permitted Precious Metal Consignments, (III) Guaranty Obligations permitted by this Agreement, (IV) all net obligations of a Borrower or any Subsidiary under any Hedge Agreement, (V) Indebtedness of a Borrower or any Subsidiary to any Borrower or any Subsidiary, (VI) Indebtedness permitted pursuant to section 9.4(c) of this Agreement, and (VII) other Indebtedness in principal amount as to any incurrence or series of related incurrences of not more than $100,000), then on the date of receipt thereof, an amount equal to 100% of the Net Cash Proceeds shall, immediately upon receipt, be paid to the Administrative Agent and applied as a mandatory prepayment of principal of FIRST, Swing Line Revolving Loans and, SECOND, after Swing Line Revolving Loans have been paid in full, General Revolving Loans; and

                  (C) Net Cash Proceeds of any destruction, governmental taking or other involuntary disposition of property in an amount greater than $500,000, then on the date of receipt thereof, an amount equal to 100% of the Net Cash Proceeds in excess of such amount from such disposition shall, immediately upon receipt, be paid to the Administrative Agent and applied as a mandatory prepayment of principal of FIRST, Swing Line Revolving Loans and, SECOND, after Swing Line Revolving Loans have been paid in full, General Revolving Loans (provided that if a Default or Event of Default shall then exist, all Net Cash Proceeds from such disposition shall be prepaid and applied as aforesaid).

                  (ii) Any and all prepayments of Loans under paragraph (i), above, that consist in whole or in part of Eurodollar Loans shall be accompanied, as to each such Eurodollar Loan, by all accrued and unpaid interest thereon and by any amounts payable pursuant to section 2.11 of this Agreement.

         K. Clause (ii) of Section 8.1(i) (Monthly Financial Statements; Borrowing Base Certificate; Inspection) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            (ii) (A) As soon as available and in any event on or before the last Business Day of each calendar week, commencing March 14, 2003, (I) a certificate reflecting the calculation of each Credit Party's Eligible Accounts and Eligible Inventory, in form and content reasonably satisfactory to the Administrative Agent (each a "Borrowing Base Certificate") and (II) a rolling report of the Parent's projected cash receipts and cash disbursements, on a consolidated basis, for the ensuing thirteen (13) week period in form and content reasonably satisfactory to the Administrative Agent, including without limitation, projected Borrowing Base, and General Revolving Loan availability as of the last Business Day of each week covered by such report, and a variance analysis of the Parent's actual cash receipts and cash disbursements, on a consolidated basis, for the most recently ended past period covered in the most recent such report in form and content reasonably satisfactory to the Administrative Agent; (B) as soon as available and in any event within twenty (20) days after the close of each of the monthly accounting periods in each fiscal year of the Parent (I) a summary aged trial balance of each Credit Party's Accounts dated as of such month end, and (II) an Inventory record as of such month end; and (C) promptly following the request of the Administrative Agent, any of: a reconciliation to the respective general ledger balance and a detailed aged trial balance of all then existing Accounts specifying the names, face value and dates of invoices for each Account Debtor obligated on an Account so listed and an Inventory trial balance for each Credit Party, broken down into such detail and with such categories as the Administrative Agent shall reasonably require (including, but not limited to, a report indicating the type, location and amount of raw materials and finished goods and all other information deemed reasonably necessary by the Administrative Agent to determine the Eligible Inventory of such Credit Party).

         L. The following two sentences are added to the end of Section 8.2 of the Credit

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


Agreement:

         Without limiting the generality of the foregoing, the Parent shall cause each Credit Party (i) to permit the Administrative Agent, and its officers, employees, and field auditors, appraisers and other agents, to make such field examinations, appraisals, inspections, reviews, evaluations and test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party (each an "Examination" and, collectively, "Examinations") as the Administrative Agent may from time to time request (provided that such Examinations shall be in accordance with such Credit Party's applicable safety procedures and regulations and, so long as no Default or Event of Default then exists, shall be made upon reasonable prior written notice to the Parent, during normal business hours and at reasonable frequency) and (ii) to furnish all such reasonable assistance and information as the Administrative Agent or any such officer, employee, field auditor, appraiser or other agent may reasonably require in connection therewith. The Borrowers shall reimburse the Administrative Agent promptly for all reasonable costs and expenses incurred by the Administrative Agent in connection with each such Examination; provided that so long as no Default or Event of Default then exists, the Borrowers shall not be required to reimburse the Administrative Agent for the costs and expenses of more than one (1) Examination in any fiscal quarter of the Parent.

         M. Section 9.2(b) (Acquisitions) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            (b) ACQUISITIONS. [Intentionally Deleted].

         N. Clause (A) of the first proviso of Section 9.2(c) (Permitted Dispositions) is amended and restated in its entirety to provide as follows:

            (A) the consideration for such transaction represents fair value (as determined by management of the Parent and approved by the Administrative Agent and the Required Lenders in writing, which approval shall not be withheld or delayed unreasonably), and at least 90% of such consideration consists of cash (with any instrument evidencing any deferred portion of consideration being deposited in pledge with the Collateral Agent pursuant to, as the case may be, the Security Agreement or the Subsidiary Security Agreement),

         O. Section 9.2(e) (Capital Expenditures) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            (e) CAPITAL EXPENDITURES. The Borrowers and the Subsidiaries shall not make any Consolidated Capital Expenditure if, after giving effect to such Consolidated Capital Expenditure, the aggregate of all Consolidated Capital Expenditures made (i) during the fiscal year of the Parent ending December 31, 2003 would exceed $10,000,000 or (ii) during the fiscal quarter ending March 31, 2004 would exceed $3,000,000.

         P. Section 9.4(j) (Additional Unsecured Debt of the Borrowers) of the Credit Agreement is amended by deleting therefrom the sum "$5,000,000" and inserting therein the sum "$3,000,000" in its stead.

         Q. Section 9.5(e) (Advances, Investments, Loans and Guaranty Obligations) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            (e) the loans, advances, investments and guarantees in respect of Indebtedness of persons other than Wholly-Owned Subsidiaries of the Borrowers on the date of the Fifth Amendment to this Agreement and described in Annex V hereto and any refinancing, extension, renewal or refunding thereof;

         R. Section 9.5(k) (Advances, Investments, Loans and Guaranty Obligations) of the Credit Agreement is amended by deleting therefrom the sum "$10,000,000" and inserting therein the sum "$1,000,000" in its stead.

         S. Section 9.7 of the Credit Agreement (Ratio of Consolidated Total Debt to Consolidated Total Adjusted Capital and Interest Coverage Ratio) is amended and restated in its entirety to provide as follows:

            9.7 INTEREST COVERAGE RATIO. The Borrowers shall not permit the Interest Coverage Ratio for the Testing Period ending on any of the following dates to be less than the ratio set forth below opposite such date:

         Testing Period Ending                                Minimum Ratio
         ---------------------                                -------------
         June 30, 2003                                        1.20 to 1
         September 30, 2003                                   1.25 to 1
         December 31, 2003                                    1.35 to 1
         March 31, 2004                                       1.50 to 1;

         provided, however, that for the purposes of this Section 9.7 only, in computing the Interest Coverage Ratio for the Testing Period ending June 30, 2003, Consolidated EBITDAR shall be deemed to mean an amount equal to Consolidated EBITDAR for the period January 1, 2003 through June 30, 2003, times two (2); and, in computing the Interest Coverage Ratio for the Testing Period ending September 30, 2003, Consolidated EBITDAR shall be deemed to mean an amount equal to Consolidated EBITDAR for the period January 1, 2003 through September 30, 2003, times one and one-third (1 1/3).

         T. Section 9.8 of the Credit Agreement (Ratio of Consolidated Total Debt to Consolidated EBITDAR) is amended and restated in its entirety to provide as follows:

            9.8 RATIO OF CONSOLIDATED TOTAL DEBT TO CONSOLIDATED EBITDAR.
         The Borrowers shall not permit the ratio of (i) the amount of Consolidated Total Debt as of the end of any Testing Period ending on and after December 31, 2003 to (ii) Consolidated EBITDAR for such Testing Period, to exceed 5.00 to 1.

         U. Section 9.9 (Consolidated Fixed Charge Coverage Ratio) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            9.9. MINIMUM EBITDAR. The Borrowers shall not at any time permit the Consolidated EBITDAR for the Testing Period ending on any of the following dates to be less than the amount set forth opposite such date:

         Testing Period Ending              Minimum EBITDAR
         ---------------------              ---------------
         March 31, 2003                     $ 8,500,000
         June 30, 2003                      $10,500,000
         September 30, 2003                 $14,000,000
         December 31, 2003                  $22,000,000
         March 31, 2004                     $24,000,000.

         V. Section 9.10 (Consolidated Tangible Net Worth) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            9.10 CONSOLIDATED TANGIBLE NET WORTH. The Borrowers shall not permit the Consolidated Tangible Net Worth to be less than (i) $185,000,000 as of December 31, 2002 or (ii) $180,000,000 at any time thereafter.

         W. The following provision is added as new a Section 9.19 of the Credit Agreement immediately following Section 9.18 and before Section 10:

            9.19 CONSULTANT ACCESS. Each Borrower hereby agrees to instruct and authorize, and to cause each Subsidiary to instruct and authorize, FTI Consultants, Inc. (the "Consultant") to provide to the Administrative Agent and each Lender, promptly upon the request of the Administrative Agent or any Lender, true and complete copies of such reports, analyses and other information relating to any one or more of the Credit Parties, or otherwise arising from or in connection with such Consultant's engagement, as the Administrative Agent or any Lender may from time to time reasonably request and to discuss with the Administrative Agent and the Lenders, promptly upon the written request of the Administrative Agent or any Lender to the Consultant (with a copy of any such notice to the Parent), all aspects of the business and property of any one or more of the Credit Parties and all of the Consultant's findings, opinions and conclusions, whether tentative or final; PROVIDED that any Credit Party potentially affected by any such discussions, shall be entitled to have one or more representatives present to observe such discussions.

         X. Section 10.1(e) (Cross Default Under Other Agreements; Precious Metals Consignments) of the Credit Agreement is amended by adding the following clause to the end thereof, immediately following the word "or" at the end of clause (ii) thereof:

         (iii) there shall occur a "Default" as that term is defined and used in the Master Lease Agreement, dated as of December 30, 1996, as amended, between NCB, for itself and certain participants, as lessor, and Brush Wellman, as lessee; or

         Y. Section 10.1(f) (Judgments) of the Credit Agreement is amended by deleting therefrom the sum "$5,000,000" and inserting the sum "$1,000,000" in its stead.

         Z. Section 10.1(i) (Material Adverse Change) of the Credit Agreement is amended and restated in its entirety to provide as follows:

            (i) MATERIAL ADVERSE CHANGE: [Intentionally Deleted].

             AA. The following sentence is added to the end of Section 10.3 (Application of Liquidation Proceeds):

             Notwithstanding anything to the contrary in this Section 10.3 or any other provision of this Agreement, the provisions contained in any Mortgage encumbering real property in the State of New York with respect to application of proceeds or other payments to the Indebtedness secured by such Mortgage shall prevail over the provisions of this Agreement.

             BB. Annex I (Information as to Lenders) to the Credit Agreement is replaced in full by the Amended and Restated Annex I attached as Attachment 1 hereto.

             CC. Annex V (Description of Existing Advances, Loans, Investments and Guaranties) to the Credit Agreement is replaced in full by the Amended and Restated Annex V attached as Attachment 2 hereto.

         2. DELIVERY DATE; CONDITIONS PRECEDENT. The modifications to the Credit Agreement set forth in Section 1, above, are subject to the Borrowers' performance of the following (the date on which all have been performed being the "Delivery Date"):

         A. Each Borrower's secretary or treasurer shall have certified to each Lender (i) a copy of the resolutions duly adopted by that Borrower's board of directors in respect of this Amendment and the other Credit Documents contemplated hereby; (ii) true and correct copies of that Borrower's current Charter or Articles of Incorporation and By-laws or Code of Regulations (or, if applicable, that no modifications thereof have been made since they were most recently certified to the Lenders); (iii) the names and true signatures of the officers of that Borrower authorized to sign this Fifth Amendment on behalf of that Borrower; (iv) that, after giving effect to the amendments set forth herein, no Event of Default or Default exists; and (v) that the representations and warranties of the Borrowers under the Credit Agreement are reaffirmed as of the Delivery Date, subject only to variance therefrom acceptable to the Administrative Agent.

         B. Each Guarantor's secretary or treasurer shall have certified to each Lender (i) a copy of the resolutions duly adopted by that Guarantor's board of directors in respect of this Amendment and the other Credit Documents contemplated hereby; (ii) true and correct copies of that Guarantor's current Charter or Articles of Incorporation and By-laws or Code of Regulations (or, if applicable, that no modifications thereof have been made since they were most recently certified to the Lenders); (iii) the names and true signatures of the officers of that Guarantor authorized to sign this Amendment on behalf of that Guarantor; and (iv) that, after giving effect to the amendments set forth herein, no Event of Default or Default exists.

         C. Counsel to the Borrowers and the Guarantors shall have delivered to each Lender a written opinion as to the due authorization, execution, delivery and enforceability of this Fifth Amendment and the other documents described in paragraphs E through H, inclusive, of this Section 3, in form and substance satisfactory to the Administrative Agent; provided that no opinion with respect to the enforceability of any document described in paragraph G below shall be required.

         D. The Borrowers shall have paid to the Administrative Agent in immediately available funds, for the ratable benefit of the Lenders, an amendment fee in the amount of One Hundred Ninety-two Thousand Five Hundred Dollars ($192,500).

         E. All of the parties to the Collateral Agency Agreement shall have executed and delivered to Administrative Agent a Third Amendment to Intercreditor and Collateral Agency Agreement in the form of Attachment 3 hereto.

         F. Each of the Guarantors shall have executed an amendment of its Guaranty and of the Subsidiary Security Agreement in the form of, respectively, Attachment 4 and Attachment 5 hereto.

         G. Each Guarantor that has granted to the Collateral Agent a Mortgage shall have executed and delivered to the Administrative Agent an amendment to such Mortgage in the form of Attachment 6 hereto and shall, at the Borrowers' expense, accompany such amendment with an endorsement to the ALTA loan policy of title insurance in respect of such Mortgage in form and substance reasonably satisfactory to the Administrative Agent.

         H. Brush International, Inc. shall have executed and delivered to the Administrative Agent a confirmation of the Foreign Subsidiary Pledge Agreement in the form of Attachment 7 hereto.

         I. All of the parties to the Synthetic Lease shall have executed and delivered an amendment thereto in form and substance satisfactory to the Administrative Agent, and all conditions to its effectiveness shall have been satisfied.

         J. The Borrowers shall have delivered or caused to be delivered such other documents as Administrative Agent or any of the Lenders may reasonably request.

         3. No Other Modifications; Same Indebtedness. Except as expressly provided in this Fifth Amendment, all of the terms and conditions of the Credit Agreement and the other Credit Documents remain unchanged and in full force and effect. The modifications effected by this Fifth Amendment and by the other instruments contemplated hereby shall not be deemed to provide for or effect a repayment and re-advance of any of the Loans now outstanding, it being the intention of both the Borrowers and the Lenders hereby that the indebtedness owing under the Credit Agreement, as amended by this Fifth Amendment, be and hereby is the same Indebtedness as that owing under the Credit Agreement immediately prior to the effectiveness hereof.

         4. Confirmation of Obligations; Release.

         (a) Each Borrower hereby confirms that the Borrowers are indebted to the Lenders, the Swing Line Lender and the Letter of Credit Issuer, as their interests may appear, for the Loans evidenced by the Notes and for the Letters of Credit in the amounts and as of the date set forth in Recital C, above, and are also obligated to the Lenders, the Swing Line Lender, the Administrative Agent and the Letter of Credit Issuer in respect of other Obligations as set forth in the Credit Agreement and the other Credit Documents. Each Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against any Lender, the Swing Line Lender, the Administrative Agent or the Letter of Credit Issuer of any nature whatsoever, whether sounding in tort, contract or otherwise, and as of the date hereof has no claim, defense or set-off of any nature whatsoever to the enforcement by the Lenders, the Swing Line Lender, the Administrative Agent and the Letter of Credit Issuer of the full amount of the Loans and other

Obligations of the Borrowers under the Credit Agreement and the other Credit Documents.

         (b) Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against any Lender, the Swing Line Lender, the Administrative Agent or the Letter of Credit Issuer or the enforcement by any of them of the Credit Agreement, any Note, any other Credit Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the Lenders' and the Administrative Agent's entering into this Fifth Amendment, each Borrower irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.

         5. Governing Law; Binding Effect. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of Ohio and shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and the Swing Line Lender and their respective successors and assigns.

         6. Counterparts. This Fifth Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed a fully executed agreement.

         7. Miscellaneous.

         A. The Borrowers jointly and severally agree to pay on demand all costs and expenses of the Lenders and the Administrative Agent, including reasonable attorneys' fees and expenses, incurred in connection with the preparation, execution and delivery of this Fifth Amendment and the other documents contemplated hereby, including, without limitation, the Third Amendment to Intercreditor and Collateral Agency Agreement.

         B. This Fifth Amendment is executed in accordance with and subject to
Section 12.12
of the Credit Agreement. The execution, delivery and performance by the Lenders, the Swing Line Lender and the Administrative Agent of this Fifth Amendment shall not constitute, or to be deemed to be or construed as, a waiver of any right, power or remedy of the Lenders, the Swing Line Lender or the Administrative Agent, or a waiver of any provision of the Credit Agreement, except as expressly stated herein. None of the provisions of this Fifth Amendment shall constitute, or to be deemed to be or construed as, a waiver of any Event of Default or any Default.

         8. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS FIFTH AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS FIFTH AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.

                  [No additional provisions are on this page;
                     the next page is the signature page.]

         IN WITNESS WHEREOF, the Borrowers, the Lenders, the Administrative Agent and the Swing Line Lender have hereunto set their hands as of the date first above written.

BORROWERS:                                  ADMINISTRATIVE AGENT:
---------                                   --------------------

BRUSH WELLMAN INC.                          NATIONAL CITY BANK,
                                            AS ADMINISTRATIVE AGENT


By:_______________________________          By:_________________________________

   ----------------, --------------            ----------------, --------------


BRUSH ENGINEERED MATERIALS INC.


By:________________________________

   ----------------, ---------------


                  [Signatures continued on the following page]

LENDERS:

FIFTH THIRD BANK, an Ohio banking
corporation, f/k/a FIFTH THIRD BANK,
NORTHEASTERN OHIO


By: ______________________________

    ----------------, --------------


NATIONAL CITY BANK, as Lender
and Swing Line Lender


By: ______________________________

    ----------------, --------------


HARRIS TRUST AND SAVINGS BANK


By: ______________________________

    ----------------, --------------


U.S. BANK NATIONAL ASSOCIATION,
f/k/a Firstar Bank, N.A.


By: ______________________________

    ----------------, --------------


MANUFACTURERS AND TRADERS
TRUST COMPANY


By: ______________________________

    ----------------, --------------


LASALLE BANK NATIONAL ASSOCIATION


By: ______________________________

    ----------------, --------------